
                                                                        Exhibit 11

                                       TECO ENERGY, INC.
                            COMPUTATION OF EARNINGS PER COMMON SHARE
Three months ended Sept. 30,                1997                           1996(1)
                                     Primary    Fully Diluted       Primary     Fully Diluted
                                     Earnings      Earnings         Earnings       Earnings
Net income from continuing
   operations (000)               $    67,491    $    67,491      $    66,245    $    66,245
Net income (000)                  $    59,285    $    59,285      $    66,516    $    66,516
Common shares outstanding
   at beginning of period         130,805,115    130,805,115      129,356,421    129,356,421
Dividend reinvestment and
 common stock purchase plan:
Shares issued                              --             --           46,808         46,808
Stock granted                              51             51               --             --
Stock option plans:
   Options exercised                   36,422         36,422            7,725          7,725
   Shares under option at
    end of period                          --      2,626,162               --      2,522,572
Treasury shares which could
  be purchased                             --     (2,219,722)              --     (2,076,370)
Avg. no. of shares outstanding    130,841,588    131,298,028      129,410,954    129,857,156
Earnings per share from
   continuing operations          $      0.51    $      0.51      $      0.51    $      0.51
Earnings per share                $      0.45    $      0.45      $      0.51    $      0.51

Nine months ended Sept. 30,                  1997                           1996(1)
                                     Primary    Fully Diluted       Primary     Fully Diluted
                                     Earnings      Earnings         Earnings       Earnings
Net income from continuing
   operations (000)               $   168,763    $   168,763      $   167,561    $   167,561
Net income (000)                  $   160,573    $   160,573      $   166,962    $   166,962
Common shares outstanding
   at beginning of period         130,530,715    130,530,715      128,865,058    128,865,058
Dividend reinvestment and
 common stock purchase plan:
  Shares issued                            --             --          143,061        143,061
Stock granted                          16,758         16,758               --             --
Restricted stock granted               67,680         67,680           47,760         47,760
Shares canceled                        (3,649)        (3,649)              --             --
Stock option plans:
   Options exercised                   96,069         96,069          174,633        174,633
   Shares under option at
    end of period                          --      2,676,162               --      2,522,572
Treasury shares which could
  be purchased                             --     (2,253,697)              --     (2,038,723)
Avg. no. of shares outstanding    130,707,573    131,130,038      129,230,512    129,714,361
Earnings per share from
   continuing operations          $      1.29    $      1.29      $      1.30    $      1.29
Earnings per share                $      1.23    $      1.23      $      1.29    $      1.29
(1) 1996 amounts have been restated to include the effects of the Lykes Energy, Inc. merger.

